Exhibit 99.1

MOTOROLA SOLUTIONS, INC. PURCHASES APPROXIMATELY $1.2 BILLION OF ITS COMMON STOCK FROM ICAHN

— Vincent J. Intrieri Resigns from Board of Directors —

SCHAUMBURG, Ill. – Feb. 27, 2012 – Motorola Solutions, Inc. (NYSE: MSI) (“the Company”) announced today that it entered into a Stock Purchase Agreement with Carl Icahn and certain of his affiliates (“Icahn”) pursuant to which, among other things, the Company has purchased 23,739,362 shares of its common stock (the “Shares”) at a price of $49.15 per share, for aggregate cash consideration of $1,166,789,642. The Company’s purchase of the Shares was made pursuant to existing authorization under its $3.0 billion stock repurchase program.

As part of the transaction, Vincent J. Intrieri, a director of Icahn Enterprises G.P. Inc. and the general partner of Icahn Enterprises L.P, has agreed to resign from the Company’s board of directors effective as of the settlement of the Company’s purchase of the Shares.

“I would like to thank Vince for his service on the Board,” said Greg Brown, chairman and CEO of Motorola Solutions. “His contributions, along with Carl’s, have been constructive and are appreciated.”

This press release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there be any sale of Motorola Solutions’ securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Motorola Solutions’ securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended. Any public offering of Motorola Solutions’ securities to be made in the United States will be made only by means a registration statement that is filed with and declared effective by the Securities and Exchange Commission.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication solutions and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

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Media Contacts

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

Investor Contacts

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

Jason Winkler

Motorola Solutions

+1 847-576-4995

jason.winkler@motorolasolutions.com

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